Exhibit 99.1

Andrew, Resilience Capital Reach Agreement On Sale of Satellite Communications Business

WESTCHESTER, IL, November 6, 2007—Andrew Corporation, a global leader in communications systems and products, has reached agreement for the sale of its Satellite Communications business to Resilience Capital Partners, a Cleveland, Ohio-based private equity firm.

Under the agreement, Andrew will receive up to $39 million in total potential cash consideration, in addition to an ownership stake in the new satellite communications company that Resilience will establish with the acquired Andrew assets. Andrew’s ownership stake will be from 17 percent to 20 percent depending on the newly-formed company’s capital structure at closing, which has not yet been finalized.

Andrew will receive $9 million in cash at closing, which is expected to occur prior to the end of calendar 2007, and $5 million in seller’s notes that will mature three years after closing. In addition, Andrew may receive up to an additional $25 million in cash after three years based upon the achievement of certain financial targets by the new company. Dependent upon the ownership stake received and the book value of the Satellite Communications assets at the date of closing, Andrew expects to record a charge against earnings of approximately $15 million to $20 million related to the sale of this underperforming Andrew business.

“We believe the Satellite Communications business and its people will have a brighter future and greater prospects for success as a standalone company with a singular focus of meeting the needs of its worldwide customers,” said Jude Panetta, group president, Satellite Communications, Andrew Corporation. “We worked extensively over the last two years to move away from unprofitable businesses and markets and, through innovative product development, to enter new and more profitable markets such as military satellite communications, electronics and mobile platforms. We are pleased with this agreement, and are optimistic that the Satellite Communications business will achieve its full potential as a standalone business under the guidance of Resilience Capital.”

“We at Resilience are confident that, when given the opportunity to be decoupled from Andrew, this business and its people will find itself to be an even more significant integrated systems supplier in its marketplace and to its customers,” said Bassem Mansour, managing partner, Resilience Capital Partners.

With sales of approximately $104 million in fiscal 2007, Satellite Communications comprises nearly five percent of Andrew’s overall revenues. The unit employs approximately 520 people in nine countries. Other than Reynosa, Mexico-based employees, who will be transitioned into other Andrew businesses over time, it is expected that all existing employees of Satellite Communications will transfer to or get offers to join the new company, named ASC Signal Corporation, upon completion of the acquisition.

Andrew also will provide certain support services to the new Satellite Communications company and Resilience during a transition period in order to ensure a seamless transfer of ownership that minimizes any risk of disruption to customers, employees and suppliers. “Both Andrew and Resilience are committed to supporting the continuation of Satellite Communications’ strong heritage of delivering innovative, high-quality products and outstanding service to its customers around the world,” Panetta said.

Andrew’s Satellite Communications Group, a global leader in the terrestrial satellite equipment industry, provides a complete line of antennas from 46 centimeters to 9.4 meters and radio frequency electronics for all enterprise, government/military, and consumer satellite communications applications. Andrew-designed and -built products—which cover C, Ku, K, X, and the emerging Ka band—include approved earth station antenna hubs and gateways for broadband and broadcast, VSAT broadband antennas and transceivers for consumer and enterprise customers, direct-to-home antennas and LNBFs for home satellite broadcast systems, high frequency and air traffic control radar antennas for governments, and complete installation and testing services.

About Resilience Capital Partners

Resilience Capital Partners is a private equity firm, with offices in Cleveland, Ohio and Detroit, Michigan, focused on investing in underperforming, turnaround situations and non-core divisions of larger corporations. Resilience’s investment strategy is to acquire middle-market companies that have solid fundamental business prospects, but have suffered from a cyclical industry downturn, are under-capitalized, or have less than adequate management resources. Resilience typically acquires companies with revenues of $25 million to $250 million. Since its inception in 2001, Resilience has acquired 15 companies with combined revenues in excess of $1 billion.

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

News Media Contact:

Rick Aspan, Andrew Corporation

+1 708-236-6568 or

publicrelations@andrew.com

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 708-236-6507

Forward-Looking Statements

Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.